Exhibit 16

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

May 17, 2002

Dear Sir/Madam,

We have read Item 4 included in the Form 8-K dated May 17, 2002 of Sinclair Broadcast Group, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP
Arthur Andersen LLP

cc:  Mr. David Amy, Chief Financial Officer, Sinclair Broadcast Group, Inc.